DATABASE LICENSE AGREEMENT

THIS IS AN AGREEMENT, dated as of February 13, 2006 by and between Baker & Taylor, Inc. ("B&T"), a Delaware corporation having a place of business at 2550 West Tyvola Road, Suite 300, Charlotte NC 28217 and The OLB Group, Inc. , a , having a place of business at 1120 Avenue of the Americas , New York, NY 10036.

W I T N E S S E T H:

WHEREAS, B&T grants limited access to its Licensed Data (hereinafter defined) to specified users; and

WHEREAS, Licensee desires B&T to grant to Licensee a license, under the terms and conditions set forth herein, to use the Licensed Data.

ACCORDINGLY, in consideration of the covenants, promises and undertakings provided for herein and for other valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

1.00 DEFINITIONS

As used throughout this Agreement the following terms have the following meanings:

1.01 "Content Café" means B&T's internet accessible server that allows for the retrieval of Licensed Data for use by Licensee as permitted herein.

1.02 "Customers" means those consumer customers or potential customers of Licensee that view the Licensed Data at Licensee's Web Site for the purposes of browsing, searching for, and purchasing products from Licensee.

1.03 "Effective Date" means February 13, 2006.

1.04 "Enhancements" means B&T's databases of annotations, jacket images, and/or tables of contents for books and/or entertainment products to the extent such databases are indicated in Exhibit A as being provided to Licensee by B&T via FTP, Content Café, and/or disk.

1.05 "Expiration Date" means 11:59 P.M. (Eastern U.S. Time) on the day preceding each one year anniversary of the Initial Expiration Date.

1.06 "FTP Download" means provision of Licensed Data by B&T via File Transfer Protocol to Licensee's FTP Site.

1.07 "Initial Expiration Date" means 11:59 P.M. (Eastern U.S. Time) on the day preceding the first one year anniversary of the Effective Date.

1.08 "Licensed Data" means (a) the Product Files and Enhancements and (b) any updates provided by B&T from time to time, in its sole discretion, to the Product Files or Enhancements; and (c) such other data elements as B&T in its sole discretion from time to time hereafter may provide to Licensee as Licensed Data without further consideration by Licensee.

1.09 "License Fee" means the amount of $12,000 which Licensee agrees to pay to B&T annually for the license granted herein.

1.10 "Licensee's Web Site" means the internet web site(s) managed by Licensee on which Licensee permits Customers to view Licensed Data.

1.11 "Product File" means B&T's full database of bibliographic book data, B&T's on hand - on order database of bibliographic book data, and/or B&T's database of entertainment product data to the extent such databases are indicated in Exhibit A as being provided to Licensee by B&T via FTP, Content Café, and/or disk. The types of data fields included in the Product Files are specified in Exhibit B.

2.00 LICENSE

2.01 Subject to the terms and conditions of this Agreement, and contingent upon B&T's receipt of all License Fees due at the Effective Date, B&T hereby grants to Licensee and Licensee hereby accepts from B&T a non-exclusive, nontransferable and revocable license:

(a) to display all or a portion of the Licensed Data on Licensee's Web Site for viewing by Customers authorized by Licensee with "read only" access;

(b) to use the Licensed Data solely for the purpose of enabling Customers to search for and order products at Licensee's Web Site; and

(c) to display all or a portion of the Licensed Data on Licensee's in-house database system for viewing only by Licensee's authorized internal users solely for the purposes of system administration and ordering products purchased by Customers.

2.02 Licensee will not make all or any portion of the Licensed Data accessible to any persons or entities other than as specifically authorized for the purposes above. Licensee will take all commercially reasonable steps to prevent or restrict the access to or downloading, transmission, display, copying, or use of the information contained in all or any portion of the Licensed Data to a degree or in any manner which is not necessary for purposes of enabling Customers of Licensee to search for and order the products listed therein. Such steps may include, but will not be limited to, the following: the use of passwords, encryption/de-encryption algorithms used in the security process and similar tools. The license granted hereby is personal to the Licensee. Licensee may use the license solely for the purposes specified above. Nothing contained in this Agreement will, or will be deemed to, convey any title or ownership interest in all or any portion of the Licensed Data regardless of whether any portion thereof is used by Licensee or other users.

2.03 Licensee acknowledges that Licensee may have access via Content Café to additional data that is not the Licensed Data (the "Proprietary Data"), and that Proprietary Data might be included in the FTP Download. B&T reserves all rights with respect to all or any portion of the Licensed Data not expressly granted to Licensee, nor expressly contemplated herein, and all rights with respect to the Proprietary Data. This reservation specifically applies, but is not limited, to any data, derivative data, media, mode or method of distribution or transmission, or other technology that may be commercialized or developed in the future. Licensee acknowledges and agrees that B&T and/or its licensors own the Licensed Data, the Proprietary Data, and all components thereof, any modifications or enhancements thereto and all related patents, copyrights, trademarks, trade secrets and other exploitation rights and interests now or hereafter recognized in any and all territories and jurisdictions, including but not limited to the right of exploitation in any manner now known or hereafter devised, as well as all documentation and all copies thereof. Nothing in this Agreement shall be construed as having the effect of transferring or changing in any respect any such ownership rights or interests. Licensee agrees that Licensee shall not utilize the Proprietary Data for any purpose and shall not provide access to the Proprietary Data to any third parties.

3.00 TERM AND TERMINATION

3.01 This Agreement will begin on the Effective Date and will expire on the Initial Expiration Date (the "Initial Term"), unless terminated on an earlier date pursuant to the express terms of the Agreement or unless extended pursuant to the terms of Section 3.03.

3.02 B&T will notify Licensee of any changes in the License Fees and payment terms hereunder by written notice (a "Pricing Notice") given not less than 60 days prior to the Initial Expiration Date or any subsequent Expiration Date. If Licensee is not satisfied with any changes in the pricing and payment terms set forth in the Pricing Notice, Licensee's only option will be to notify B&T that it does not wish that this Agreement be renewed pursuant to the following section.

3.03 Unless one of the parties (the "Notifying Party") to this Agreement provides written notice of termination to the other party not less than 45 days prior to the Initial Expiration Date or any subsequent Expiration Date, and if this Agreement otherwise is in full force and effect and no Event of Default (hereinafter defined) has occurred, this Agreement will automatically renew for successive terms of one (1) year each on the same terms and conditions as set forth herein (except for any changes in the pricing and payment terms as set forth in the Pricing Notice) without further action by either party (each such one-year period being referred to herein as a "Renewal Term") but not beyond five (5) consecutive Renewal Terms. If the Notifying Party provides 45 days' written notice of termination to the other party in accordance with this Section 3.03, this Agreement automatically will expire on the Initial Expiration Date or on the next succeeding Expiration Date, as the case may be. As used herein, "Term" means the Initial Term and each Renewal Term.

3.04 Licensee may terminate this Agreement for any reason whatsoever during the Term by giving notice to B&T not less than thirty (30) days prior to the date on which Licensee wishes to terminate this Agreement. In such an event, this Agreement automatically will terminate on

the date set forth in Licensee's notice as if it were the Expiration Date.

3.05 Immediately upon termination of this Agreement, whether or not pursuant to this Article, the following will occur:

(a) all rights and licenses granted to Licensee hereunder automatically will terminate;

(b) Licensee promptly will permanently delete all or any portion of the Licensed Data and any Proprietary Data and any copies thereof from all computers, all database and other systems and/or any storage medium of Licensee in any location, whether backup or otherwise (including Licensed Data stored by persons and/or entities within Licensee's control, such as non-internet users having access by, through or under Licensee);

(c) Licensee will not use, or permit any user having access by, through or under Licensee to use, all or any portion of the Licensed Data or Proprietary Data in any way; and

(d) Licensee will return or destroy all Licensed Data media received from B&T, together with any copies made from the same. Licensee will certify in writing that the terms contained in the preceding clauses (a)-(d) have been complied with.

(e) None of the License Fees paid or payable with respect to the period of time after which this Agreement is terminated, if any, will be refunded to Licensee.

(f) Sections 2.02, 2.03, 3.05, 4.01, 6.02, 6.03, and Articles 7.00, 8.00, 9.00, and 10.00 shall survive the termination of this Agreement.

4.00 THE PARTIES' OBLIGATIONS

4.01 Licensee will:

(a) pay B&T according to the terms of this Agreement;

(b) not directly or indirectly duplicate, copy, transmit, publish, provide access to (by electronic or any other means) exchange, improperly dispose of, or incorporate with, or as part of another database, package, program, record or system, all or any portion of the Licensed Data for any purpose except as provided in this Agreement;

(c) take all reasonably necessary steps to ensure compliance with Licensee's obligations under this Agreement by all authorized and unauthorized users of Licensee's Web Site, authorized and unauthorized users of Licensee's in-house database system, and Licensee's employees, agents, representatives and customers. Such steps will include, but not be limited to, taking such steps as directed pursuant to this Agreement and pursuant to any instruction made by B&T at any time during the effective period and after termination of this Agreement;

(d) not sell, offer for re-sale, distribute, rent, sub-license or lease all or any portion of the Licensed Data;

(e) not combine or incorporate all or any portion of the Licensed Data with any other data, program, database, record or system which will be sold, offered for re-sale, distributed, rented, sublicensed or leased;

(f) not utilize all or any portion of the Licensed Data in connection with any sales by Licensee, any partner or affiliate of Licensee, or any enterprise or entity in which Licensee has any interest, except as expressly permitted herein for sales of products by Licensee to Customers;

(g) pay all sales, use, value-added, excise, customs or similar taxes or duties associated with the use of all or any portion of the Licensed Data by Licensee, Licensee's Customers, and users that gain access to the Licensed Data through Licensee;

(h) reproduce, incorporate and maintain each and every proprietary, trade secret or copyright notice in any copy or partial copy of all or any portion of the Licensed Data or in any database containing any element of the Licensed Data, and not remove or obscure any proprietary, trade secret or copyright notice or other legend with respect to all or any portion of the Licensed Data;

(i) comply with all laws and regulations relating to or pertaining to the sale, distribution, export or use of all or any portion of the Licensed Data;

(j) promptly notify B&T in writing if Licensee becomes aware of the unauthorized reproduction, manufacture or sale of, or of any acts that are prohibited by this Agreement with respect to, all or any portion of the Licensed Data or Proprietary Data by anyone having access to the Licensed Data or Proprietary Data or any portion thereof by means of Licensee's Web Site or Licensee's in-house database system; and

(k) not permit any third party having access to the Licensed Data by, through, or under Licensee to use the Licensed Data in connection with any internet-based or other electronic on-line commerce.

4.02 At the beginning of the Term B&T will make available to Licensee via FTP Download, disk, or Content Café a true and complete copy of the Product Files and Enhancements. During the Term, B&T will deliver to Licensee on a weekly basis via FTP Download a true and complete copy of any updates to the Product File. During the Term, B&T will deliver to Licensee on a monthly basis, via FTP Download, such new Enhancements, if any, as have been added by B&T to its database since the prior month. Notwithstanding the foregoing, if so indicated on Exhibit A, updates to the Licensed Data will not be delivered via FTP Download and instead will be available to Licensee via Content Café.

5.00 PAYMENT TERMS

5.01 The License Fee for the Initial Term is due on or before the Effective Date of this Agreement. The License Fee for any Renewal Term is due upon receipt of invoice from B&T.

5.02 B&T will send all billing invoices to Licensee at the address from time to time specified in writing by Licensee. All amounts due to B&T will be paid in U.S. Dollars and by delivery to the address set forth in B&T's billing invoice to Licensee.

6.00 DEFAULT AND REMEDIES

6.01 The following will be an Event of Default: (a) Licensee's failure to perform any of its obligations or failure to comply with this Agreement or any other agreement between Licensee and B&T, which failure is not cured within ten (10) business days after notice from B&T (including, but not limited to, Licensee's use of all or any portion of the Licensed Data in a manner or form not expressly authorized by this Agreement, or Licensee's use of all or any portion of the Proprietary Data); or (b) Licensee becomes or is declared insolvent or otherwise unable to pay its debts as they become due, or upon the filing of any proceeding (whether voluntary or involuntary) for bankruptcy, insolvency or relief from creditors.

6.02 If an Event of Default occurs, B&T will have all rights and remedies available to it under applicable law or in equity. In addition to such rights and remedies, B&T also may:

(a) declare this Agreement and the license granted herein immediately terminated;

(b) sue Licensee for the fulfillment of its obligations under this Agreement; and/or

(c) seek an injunction against Licensee to compel Licensee to comply with the terms of this Agreement and/or to cease activities which constitute a default of Licensee's obligations hereunder.

In addition to B&T's rights set forth above in subsections (a)-(c), Licensee also will cease use and/or display of all or any portion of the Licensed Data within 36 hours after receipt of B&T's notice that an Event of Default has occurred.

6.03 If an Event of Default occurs in which Licensee is either using, or providing access to, all or any portion of the Licensed Data or Proprietary Data in breach of the terms of this Agreement then, in addition to any other remedies which B&T may seek hereunder, Licensee will be obligated to promptly pay B&T, as and for liquidated damages, an amount equal to the product of (U.S.) $10,000 multiplied by the number of days in which such Event of Default remains unremedied. For the purposes of calculating liquidated damages under this Section 6.03, a portion of a day will constitute a full day.

7.00 NO WARRANTY, LIMITATION OF LIABILITY

7.01 THE LICENSED DATA IS PROVIDED "AS IS" WITHOUT WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND. EXPRESSLY EXCLUDED ARE ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY B&T, ITS AGENTS OR EMPLOYEES WILL CREATE A WARRANTY AND LICENSEE MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE. Licensee will advise all of Licensee's

Customers and any users that Licensee authorizes to view the Licensed Data or a portion thereof that B&T makes no warranties with respect to the Licensed Data.

7.02 B&T WILL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT, THE SERVICES PROVIDED UNDER THIS AGREEMENT, OR THE DELIVERY OF, USE OF, OR INABILITY TO USE THE LICENSED DATA, EVEN IF B&T HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.03 B&T's sole liability and Licensee's exclusive remedy with respect to a defect in the medium on which Licensed Data is delivered to Licensee or failure in a transmission of Licensed Data will be replacement of such defective medium or the re-transmission of the Licensed Data. If failure of the medium results from accident, abuse or misapplication, B&T will have no responsibility to replace the medium.

7.04 In the event that a third party which holds intellectual property rights in or is the licensor of third party content comprising a portion of the Licensed Data limits or withdraws or refuses to grant permission for the use of such third party content or if B&T's agreement with such intellectual property rights holder or licensor terminates or expires for any reason, Licensee agrees to remove such third party content from its server, Licensee's Web Site, and Licensee's in-house database system as promptly as commercially reasonable following receipt of written request from B&T.

8.00 INDEMNIFICATION

8.01 As long as Licensee promptly notifies B&T in writing of such a claim, B&T at its own expense will defend any action brought and pay any final judgment against Licensee to the extent that such action or judgment is based on a claim that all or any portion of the Licensed Data infringes any copyrights in existence as of the effective date of this Agreement. B&T will have the right to control the defense of all such claims, lawsuits or proceedings without Licensee's prior written approval. If, because of any claim that all or any portion of the Licensed Data infringes any copyrights, either B&T or Licensee is enjoined from using all or any portion of the Licensed Data, or if B&T believes that all or any portion of the Licensed Data is likely to become the subject of a claim of infringement, B&T may, at its sole option and expense, do the following: (a) obtain the right for Licensee to continue to use the Licensed Data or any portion thereof; or (b) replace or modify all or any portion of the Licensed Data so as to make it non-infringing, including deleting potentially infringing data elements from the Licensed Data. If B&T determines that neither of these two options is practical, B&T may terminate this Agreement by written notice to Licensee. The foregoing states the entire liability of B&T with respect to infringement of any copyrights by the Licensed Data.

8.02 The indemnity set forth in Section 8.01 will not extend to any claims of infringement resulting from (i) use of all or any portion of the Licensed Data in any manner that is not permitted under this Agreement, (ii) modification of all or any portion of the Licensed

Data, however slight, (iii) the use of all or any portion of the Licensed Data in combination with any other data, software, hardware, or other technology if the claim of infringement would not have occurred but for such combination, or (iv) the use of all or any portion of the Licensed Data in a manner for which all or any portion of the Licensed Data is not designed, or (v) any product which incorporates any of the modifications noted above ((i)-(v) are collectively referred to herein as "Prohibited Modifications").

8.03 Licensee will indemnify, defend, and hold harmless B&T, its officers, directors, employees, affiliates, and contractors from and against any loss, liability, damage, cost or expense, including reasonable attorneys' fees and expenses, arising out of (a) Licensee's breach of its obligations under this Agreement; and (b) any Prohibited Modifications made by, under, or through Licensee. Licensee expressly acknowledges that B&T will not be liable to Licensee, or any of Licensee's Customers or any other users for any damage incurred by any of them arising from Prohibited Modifications.

9.00 NOTICES

9.01 All notices, demands, consents, approvals and requests given by either party hereunder shall be in writing and shall be sent, by a nationally recognized overnight courier with receipt acknowledged and provision for payment made, by telecopy, or by registered or certified mail (return receipt requested), return postage pre-paid, to the parties at the following addresses:

If to B&T:
Baker & Taylor, Inc.
2550 West Tyvola Road
Suite 300
Charlotte, NC 28217
Attention: Chief Financial Officer
Facsimile No.: 704-998-3310

If to Licensee:
The OLB Group, Inc.
1120 Avenue of the Americas

New York, NY 10036
Attention: Ronny Yakov
212-898-1248Facsimile No.:

9.02 All notices given by courier or by facsimile will be deemed received at the notice address and all notices given by registered or certified mail will be deemed delivered five (5) days after deposit with the U.S. Postal Service. Either party may change its notice address from time to time by notification in writing to the other party, however any such notification will not be deemed given until actually received by the recipient party.

10.00 MISCELLANEOUS

10.01 The waiver or failure of either party hereto to exercise in any respect any right provided for herein will not be deemed a waiver of any further right hereunder.

10.02 Neither party shall be considered in default of this Agreement, or be liable for damages, for any failure of performance hereunder occasioned by an act of God, force of nature, war or warlike activity, insurrection or civil commotion, labor dispute, transportation delay, internet disruption, governmental regulatory action whether or not with proper authority, or other cause similar or dissimilar to the foregoing and beyond its reasonable control, provided the party so affected gives prompt notice to the other. Lack of funds by either party will not excuse any failure to timely perform its obligations hereunder.

10.03 This Agreement and the transactions provided for herein will be governed, construed and enforced according to the laws of the State of North Carolina (excluding any conflict-of-law provisions thereof). The parties hereby consent to jurisdiction of, and confer jurisdiction upon, the Superior Court, Mecklenburg County, North Carolina, and the United States District Court for the Western District of North Carolina. Except as otherwise expressly set forth in this Agreement, no remedy conferred hereunder is intended to be exclusive of any other remedy now or hereafter provided by law or equity, and the election of any one or more available remedies by any of the parties will not constitute a waiver of the right of such party to other available remedies.

10.04 During the Term and for two (2) years after the Expiration Date, Licensee will maintain accurate records at one office of Licensee within the continental United States concerning Licensee's use of all or any portion of the Licensed Data under this Agreement, including without limitation all records of access to the Licensed Data and all agreements pertaining to the Licensed Data. During the Term, and for two (2) years after the Expiration Date, on reasonable prior notice to Licensee and during Licensee's normal business hours, B&T will have the right to audit Licensee's records with respect to such use and with respect to Licensee's compliance with the terms hereof. As soon as Licensee uses any portion of the Licensed Data at Licensee's Web Site, Licensee will provide to B&T, at no expense to B&T, any passwords and access codes necessary to enable B&T to have such access to Licensee's Web Site as is necessary in order to confirm Licensee's compliance with the terms of this Agreement.

10.05 Licensee agrees in advance that this Agreement may be assigned by B&T. Licensee will not assign this Agreement, by operation of law or otherwise, without B&T's prior written consent, which may be withheld in B&T's sole discretion.

10.06 Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture of or between Licensee and B&T, or to create any other relationship between the parties other than that of licensor and licensee. Except as expressly provided herein, this Agreement is intended solely for the benefit of the parties hereto, does not confer upon any third party the status of a third-party beneficiary and shall not be construed as creating a third party beneficiary relationship with respect to any agreements separately entered into by and between either party hereto and any third party.

10.07 If any of the terms or provisions of this Agreement are ruled to be invalid or

unenforceable in an arbitration proceeding or by a court or administrative bureau of competent jurisdiction, the remainder of the Agreement will not be affected thereby. If an arbitrator, court or bureau does not replace a provision in this Agreement ruled to be invalid or unenforceable with a valid and enforceable one which accomplishes the same general purpose to the maximum extent possible, the parties will reasonably try to negotiate a replacement for the provision which accomplishes the same general purpose to the maximum extent possible.

10.08 This Agreement constitutes the complete and exclusive statement of the terms and conditions between the parties and supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties. This Agreement will be binding upon, and will inure to the benefit of, the parties hereto and their respective successors, permitted assigns and legal representatives.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Licensee: The OLB Group, Inc.

By: Ronny Yakov
Title:

BAKER & TAYLOR, INC.

By: ________________________
Title: ______________________

Exhibit A

The Licensed Data consists of the data indicated below, which shall be made available to Licensee by the method(s) specified.

DATA ELEMENTS	**DELIVERY OPTOINS**		
Product Files	**FTP**	**Content Cafe**	**Disk**
Book Bibliographic			
On Hand / On Order	X		NA
or			
Full			NA
Entertainment Database	X		NA
Enhancements			
Entertainment Annotations		NA	NA
Book Annotations	X		NA
Book / Ent Jacket Images	NA	X	
Book Tables of Content	NA		

Exhibit B

Book Bibliographic Data

Book bibliographic data is comprised of the following types of data fields:
(note - all fields will not be populated in the database for all books)

Fields	Description/Values	Max Len	Sample
ISBN	ISBN of the book	10	0876854447
Binding	Binding of the book - Hardcover, paperback, etc.	3	HRD (Hardcover)
Title	Title of the book	255	Ask the Dust
Edition	The character string that depicts the size,style or form in which a book is published	10	
Merchandise Category	A symbol which classifies the PRODUCT by the manner in which it might be advertised or sold	3	GEN(General)
LanguageCD	A symbol identifying the vocal sounds, words and the particular ways of combining them common to a specific nation, tribe or other group that is used within the product by means of the written or spoken word.	3	ENG
Author	Author of the book	255	Fante, John
Pub_d	Publisher Distributor Code	8	BLSPA(Black Sparrow)
Pub_I	Publisher Imprint Code	8	BLSPA(Black Sparrow)
Publisher Status Code	Publisher Status Code	2	
Publisher Name(Distributor)	The word(s) by which the supplier is known to external users	80	Black Sparrow Press
Pub Date	Date of book published	10	1980/03/01
Street Date	The date that a product may begin to be sold by retailer	10	
List Price	Price of the Book	8	20.00
Discount Key	Symbol which classifies the discount to be applied to the list price	1	0
Bisac Subject1	Bisac Subject Code1	9	
Bisac Subject2	Bisac Subject Code2	9	
Bisac Subject3	Bisac Subject Code3	9	
Grade Level	A symbol which identifies the point (usually in terms of years) in a school curriculum for which the PRODUCT is suited	255	
LCCN	Library of Congress catalopg number	20	79022399
Dewey		50	813/.5/2
Nr of Pages	Nr of Pages of the book	10	
Depth	Depth of the book in inches	11	9.50
Width	Width of the book in inches	11	6.50
Height	Height of the book in inches	11	0.75
Weight	Weight of the book in LB	11	0.95
LCSubject1	Library of Congress Subject1	255	Authors, American; Californi
LCSubject2	Library of Congress Subject2	255	Man-woman relationships;California;Fictio
LCSubject3	Library of Congress Subject3	255	Young men; California; Fictio
General Subject	Retail General Subject codes	4	
Academic Subject1	Academic Subject Code1	9	P26300000(Popular America
Academic Subject2	Academic Subject Code2	9	
Academic Modifiers:			
Publishers	Commercial,University Press,University Affiliated,Societies and Associations	2	01(Commercial)
Place of Publication	United States,Canada,Great Britain,Europe etc	2	01(United States)
Language of Publication	English,French,Spanish,Other Foreign Language	2	01(English)
Editions1	First,Subsequent,Translations,Reprint	2	04(Reprint)
Editions2	First,Subsequent,Translations,Reprint	2	
Physical Format	Hardbound,Paperbound,Spiral,Looseleaf etc	2	01(Hardbound)
Continuations	Monograph Series, first only , Monograph Series, any	2	99(Not Relevant)

	number,Serials, first only, Serials, any number etc		
Subject Development1	History, Bibliography, Biography, Legal Aspects etc	2	99(Not Relevant)
Subject Development2	History, Bibliography, Biography, Legal Aspects etc	2	
Textual Format1	Computer Applications, Readings/Anthologies, Pictorial Treatment, Dictionaries etc	2	99(Not Relevant)
Textual Format2	Computer Applications, Readings/Anthologies, Pictorial Treatment, Dictionaries etc	2	
Academic Level	Undergraduate, Graduate, Professional, General Supplementary etc	2	05(Extra-Curricular)
Geographic Designator1	United States, Canada, Latin America, Great Britain etc	2	99(Not Relevant)
Geographic Designator2	United States, Canada, Latin America, Great Britain etc	2	
Geographic Designator3	United States, Canada, Latin America, Great Britain etc	2	
Subtitle	Subtitle of the book	150	
Volume	Volume of the Book	10	
Series Title	The word(s) or phrase by which the SERIES is known, typically to external users.	255	
Book Type	A symbol which classifies the PRODUCT by non-specific user-defined method including target age group, fiction indication and/or degree of difficulty indication.	2	NF
BTKey	An internally assigned Baker & Taylor number uniquely identifying Baker & Taylor book products. This number is assigned by the B&T P2000 system.	10	0003237956
Create Date	The century, year, month and day that the PRODUCT originated.	10	
Update Date	The most recent date/time on which the PRODUCT has been created and/or modified. The primary use is for auditing purposes.	10	
Non-Returnable Flag			Y
Product Status Code			A

Entertainment Data

Entertainment data is comprised of the following types of data fields:
(note - all fields will not be populated in the database for all products)

FIELD NAME	DESCRIPTION	Max Size
PROD	Product Category Abbreviations (see table above)	2
MFGCOD	Manufacturer Abbreviations.	4
ITEM	Vendor's Part Number	13
SKU	11 Digit UPC *will be replaced with B&T unique SKU	19
GTIN / UPC	Expanded 13 Digit GTIN or 12 Digit UPC	13
TITLE	Title	37
ARTIST	Artist.	20
RATING	MPAA Rating (where applicable)	4
GENRE	Genre *see translation tables	30
ATRBTS	Product Description *see translation tables	34
RUNTIME	Run Time in Minutes	3
PCKQTY	Physical Number of Units per GTIN	5
PPCQTY	Number of Units in a Package	5
UNTWGT	Unit Weight (lbs.)	7
MFG NAME	Full Name of Manufacturer	30
VENDOR	Distributor of Product	30
VENNO	Vendor Number	8
RELDTE	Date of Release (DD-MMM-YYYY). This is the date the title at its current price was made available for sale.	11

PREDTE	Pre Order Date (DD-MMM-YYYY). This is the date that orders must be received to ensure that product is available on street date.	11
RETAIL	Suggested Retail Price	7
DEALER COST	B&T's Dealer Cost	7
COST	Discount Cost (where applicable)	7
ACCTYP	Discount Identifier (where applicable)	6
ITMGRP	Discount Identifier (where applicable)	1
DISCOUNT	Discount Allowed (Y or N)	1
INAFLG	Restricted Sales Code *see translation tables	4
NO SALE	No Sale Allowed (X)	1
NO BO	No Backorders Allowed (X)	1
NO RET	No Returns Allowed (X)	1
DISCONTINUED	Discontinued Item (X)	1